EXHIBIT B
                     STATEMENT APPOINTING DESIGNATED FILER
                              AND AUTHORIZED SIGNER


Each Reporting Person hereby authorizes and designates Jeffrey I.
Martin and Peter Kalkanis (each, a "Designated Filer" and an "Authorized Signer") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of Capstone Turbine Corporation (the "Company"), including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in, securities of the Company.

The authority of the Designated Filer and the Authorized Signer under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Forms 3, 4 and 5 or Schedules 13D or 13G with respect to the Reporting Person's ownership of, or transactions in, securities of the Company, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signer are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.


Dated: June 13, 2005.


RHO CAPITAL PARTNERS, INC.

    By: /s/ Joshua Ruch
    --------------------------
    Name: Joshua Ruch
    Title: CEO


RHO MANAGEMENT TRUST I
By: RHO CAPITAL PARTNERS, INC.
    as Investment Adviser

    By: /s/ Joshua Ruch
    --------------------------
    Name: Joshua Ruch
    Title: CEO



/s/ Joshua Ruch
--------------------------
Joshua Ruch


/s/ Habib Kairouz
--------------------------
Habib Kairouz


/s/ Mark Leschly
--------------------------
Mark Leschly